FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         This First Amendment dated as of June 2, 2003 by and between Jaco Electronics, Inc., a New York corporation (the "Purchaser") and Reptron Electronics, Inc., a Florida corporation ("Seller") to the Asset Purchase Agreement between Purchaser and Seller dated as of May 19, 2003 (the "Original Agreement").


                              W I T N E S S E T H:

         WHEREAS, Purchaser and Seller are parties to the Original Agreement and wish to amend certain provisions thereof as provided herein.

         NOW THEREFORE, the parties hereto agree as follows:

         1. All capitalized terms not defined herein shall have the meanings given to them in the Original Agreement.

         2. The term "Closing Date" as defined in the Original Agreement is hereby amended and restated as follows:

                  ""Closing Date" means June 4, 2003 or such later date on which the conditions specified in Section 7 are satisfied (subject to waiver of such conditions as provided in Section 7) and on which the Closing takes place but in no event later than June 13, 2003."

         3. Section 12(a)(iii) of the Original Agreement is hereby amended and restated as follows:

                  "(iii) by written notice given by either party to the other on or after June 13, 2003, if the transaction herein contemplated has not closed by June 13, 2003."

         4. Seller represents to Purchaser that Seller's secured lenders have consented to the foregoing amendments.

         5. Seller expressly reaffirms its covenant and agreement to conduct the Business in the Ordinary Course of Business through the Closing Date and in such manner that would not be reasonably likely to result in a Material Adverse Effect, as provided in Section 3(b) of the Original Agreement. Without limiting the foregoing, Seller expressly reaffirms its covenant and agreement in Section 3(b)(ii) that Seller will not "fail to pay any claim, cost, expense or liability, including any account payable or trade payable, of the Seller with respect to the Business or the Acquired Assets in a timely manner, given the Seller's prior practices with respect to the Business or any of the Acquired Assets and in accordance with the normal payment periods for such payables".
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         The Original Agreement, as amended by this First Amendment, shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of June 2, 2003.

                          PURCHASER:

                          JACO ELECTRONICS, INC.

                       By /s/ Jeffrey D. Gash
                         ----------------------
                         Name: Jeffrey D. Gash
                         Title: Executive Vice President


                            SELLER:

                            REPTRON ELECTRONICS. INC.

                       By /s/ Paul J. Plant
                       -----------------
                         Name: Paul J. Plante
                         Title:President